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CENTRAL EUROPEAN MEDIA ENTERPRISES' CZECH SUBSIDIARY CNTS SUSPENDS TECHNICAL
AND PRODUCTION OPERATIONS

Czech Republic, September 9, 1999 - Central European Media Enterprises Ltd. ("CME" or the "Company") (Nasdaq: CETV) announced today that its 99%-owned Czech subsidiary, Ceska nezavisla televizni spolecnost, spol. sr.o. ("CNTS") has suspended technical and production operations in Prague until such time as it is again able to operate a national television service. As a result, CNTS today dismissed over 215 employees.

The action is taken as a result of the pre-emption of CNTS's transmissions of Nova TV by CET 21, spol. sr.o. ("CET 21"), which began on August 5, 1999 to broadcast a substitute signal for Nova TV from a site other than the CNTS studios. The pre-emption continues to date. While CNTS and CME have repeatedly requested the Czech Media Council to intervene as a result of breaches of the Czech laws, CET 21's legal obligations and the destabilization of the Czech media market caused by CET 21's actions, the Media Council has thus far failed to act.

Fred Klinkhammer, President and Chief Executive Officer of CME, said "We believe that there are many people in the Czech Republic who, if I may quote the President of the Czech Republic, 'want to hear that decency and courage make sense, that something must be risked in the struggle against dirty tricks.' While we fully expect that the international arbitration proceedings and Czech courts will ultimately uphold the legitimate damage claims of CNTS, CME and Ronald Lauder, only the Media Council has the power to timely restore the operating business of CNTS and the jobs of these people who trusted in the fairness and the rule of law. They are not alone, forgotten or written off. We will recall them if and when conditions permit."

The failure to recommence CNTS's operations will have a material adverse effect on the Company's results of operations and its financial position. CNTS's net revenues were $48,496,000 for the six months ended June 30, 1999 and $108,826,000 for 1998, comprising 57% of the Company's consolidated net revenues for the six months ended June 30, 1999 and 60% of the Company's consolidated net revenues for 1998. Nova TV's EBITDA was $18,654,000 for the six months ended June 30, 1999 and $54,887,000 for 1998, while the Company's overall consolidated EBITDA was $13,142,000 for the six months ended June 30, 1999 and $44,796,000 for 1998.

If CNTS does not recommence broadcasting operations, the Company will likely be forced to write-down all or a portion of the $42,439,000 carrying value of goodwill associated with the CNTS operations as of June 30, 1999 and programming rights in the amount of $15,892,000 at June 30, 1999.

Dividends totaling $19,505,000 in 1998 and $7,972,000 in 1997 were paid by CNTS to the Company, comprising all dividends paid to the Company from its television operations during these periods. A material reduction or elimination of CNTS's dividend payments to the Company in 1999 and future years could, absent other sources of cash, result in the Company having inadequate cash resources to meet its operating, capital and debt service requirements by no later than June 30, 2000.

Forward-looking Statements

Statements made above regarding disruptions of operations and effects on CNTS's and CME's operating results and financial condition are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those described in or contemplated by the forward-looking statements.

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CME broadcasts in Central and Eastern Europe, and operates eight television stations in six countries, reaching an audience of 84 million people, and is traded on the Nasdaq National Market in the U.S. under the symbol "CETV".

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For further information, contact:

Chris Plunkett or Michael Smargiassi
Brainerd Communicators, Inc.

Tel: 212 986-6667